EX-99.23a

                            CERTIFICATE OF FORMATION

                                       OF

                            JNLNY VARIABLE FUND I LLC


         The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

         FIRST, The name of the limited liability company (hereinafter called the "limited liability company") is: JNLNY VARIABLE FUND I LLC.

         SECOND, The address of the registered office and the name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Copmany, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.


Executed on January 26, 1999


                                                     /s/ James L. Hughes
                                                     ---------------------------
                                                     James L. Hughes
                                                     Authorized Person